EXHIBIT 99.1

AT BIORELIANCE:	AT THE FINANCIAL RELATIONS BOARD:
John L. Coker	Marilynn Meek — General Info (212) 445-8451
Senior Vice President, Finance and Administration,	Julia Tu — Analyst (212) 445-8456
and Chief Financial Officer
(301) 762-5260

FOR IMMEDIATE RELEASE:
January 29, 2004

BIORELIANCE ANNOUNCES CLOSURE OF WORCESTER, MA FACILITY

Rockville, MD, January 29, 2004 – BioReliance Corporation (Nasdaq: BREL) today announced plans to close its Worcester, Massachusetts facility by the end of the first quarter of 2004. The Worcester facility was acquired by BioReliance in September 2003 in connection with its acquisition of Q-One Biotech and currently employs 44 full-time employees. The Company made this decision to optimize capacity utilization among its facilities in the United States and the United Kingdom and to reduce administrative costs.

Those employees not offered positions at the Company’s other locations will be given severance packages and support for transitioning to new jobs. The Company will schedule projects with its Worcester customers either to complete the work prior to closure or to transfer it to BioReliance’s other facilities. The costs associated with the planned closure, estimated at $600 thousand to $900 thousand, will be recorded by the end of the first quarter of 2004.

About BioReliance

BioReliance Corporation (Nasdaq: BREL) is a leading contract service organization providing testing, development and manufacturing services for biologic-based drugs and other biomedical products to biotechnology and pharmaceutical companies worldwide. The Company believes that it is the largest provider of outsourcing services focused on the expanding biologics sector of the pharmaceutical industry.

On December 24, 2003, BioReliance entered into an Agreement and Plan of Merger with Invitrogen Corporation and Baseball Acquisition Corporation, a wholly owned subsidiary of Invitrogen. In accordance with the merger agreement, on January 8, 2004, Baseball Acquisition Corporation offered to purchase all of BioReliance’s shares of common stock in an all-cash tender offer for $48.00 per share. Subject to the satisfaction or waiver of certain conditions, the tender offer will be followed by a merger of Baseball Acquisition Corporation with and into BioReliance, and BioReliance will become a wholly owned subsidiary of Invitrogen.

Where to Find Additional Information

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of BioReliance. On January 8, 2004, Baseball Acquisition Corporation filed a Tender Offer Statement and BioReliance filed a Solicitation/Recommendation Statement with the U.S. Securities and Exchange

Commission with respect to the offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other offer documents) and the Solicitation/Recommendation Statement, as each may be amended from time to time, contain important information that should be read carefully before any decision is made with respect to the offer.

The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, is available to all stockholders of BioReliance, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed with the Commission) and the Solicitation/Recommendation Statement is also available at no charge at the Commission’s website at www.sec.gov The Tender Offer Statement and related materials may be obtained for free by directing such requests to the Information Agent, Lawrence Dennedy of MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, (212) 929-5239. The Solicitation/Recommendation Statement and related documents may be obtained by directing such requests to BioReliance’s Investor Relations at (301) 762-5260.

Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations, forecasts and assumptions of the Company that involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, the Company’s expectation that the closure of its Worcester facility will optimize capacity utilization among its facilities in the United States and the United Kingdom and reduce administrative costs and the Company’s estimation that the costs of such closure will not exceed $900 thousand. These statements involve potential risks and uncertainties, which are detailed from time to time in reports filed by BioReliance with the Securities and Exchange Commission, including in its Form 10-K filed on March 31, 2003, and include, but are not limited to, the following: (1) the independence of BioReliance’s business strategy upon market acceptance of biologics, (2) the size and growth of the overall markets for biopharmaceuticals, including the amounts spent on research and development by biotechnology and pharmaceutical companies, (3) lower than expected returns on capital expenditures, (4) risks associated with the short-term nature of BioReliance’s contracts, (5) possible termination for convenience of government contracts, (6) the loss of significant contracts or customers, (7) difficulty in accurately predicting revenue due to the short-term nature of BioReliance’s contracts, (8) the success of BioReliance’s new contracts and whether they will contribute to revenue growth, (9) difficulty in managing changes associated with BioReliance’s growth, (10) inability to generate sufficient revenue to cover costs of its U.S. manufacturing facility, (11) increased competition associated with consolidations in the industry, (12) technological advancements by BioReliance or its competitors, (13) the inability to attract and retain qualified scientific and technical personnel, (14) potential civil and regulatory liabilities associated with BioReliance’s testing and manufacturing activities involving hazardous materials, (15) potential regulatory sanctions by the FDA, (16) the successful integration of and performance by Q-One Biotech, (17) the ability of the Company to secure foreign currency hedging transactions that mitigate exposure to currency fluctuation risks, and (18) general economic and market conditions in the United States and in other countries in which BioReliance currently does business.